Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Sproule Associates Limited hereby consents to the incorporation by reference by Carbon Energy Corporation

Form 10-K to the SEC of data derived from our reserve reports, relating to the oil and gas reserves of Carbon Energy Canada Corporation, as follows:

Evaluation of the P&NG Reserves of CEC Resources Ltd. (As of December 31, 2002), dated February 19, 2003

Evaluation of the P&NG Reserves of CEC Resources Ltd. (As of December 31, 2001), dated February 27, 2002

Evaluation of the P&NG Reserves of CEC Resources Ltd. (As of December 31, 2000), dated January 26, 2001

Sproule Associates Limited also consents to the incorporation by reference of our report included in this Form 10-K into Carbon Energy Corporation’s previously filed Registration Statements on Form S-8, File No. 333-50242 and File No. 333-60444.

/s/ SPROULE ASSOCIATES LIMITED
Calgary, Alberta
March 28, 2003